SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of report: May 21, 2008
(Date of earliest event reported)

IMPART MEDIA GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-09358	88-0441338
(Commission File No.)	(I.R.S. Employer Identification No.)

1300 North Northlake Way
Seattle, Washington 98103
(Address of principal executive offices; zip code)

(206) 633-1852
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.03 Bankruptcy or Receivership.

Following the filing of an involuntary petition on February 14, 2008, Impart Media Group, Inc. (the "Company") consented to bankruptcy relief, and the United States Bankruptcy Court for the Southern District of New York entered an order for relief under Chapter 11 on May 21, 2008.  Thereafter, the Company has operated as a debtor-in-possession pursuant to 11 U.S.C. §§ 1107 and 1108.  Additionally, one of the Company's subsidiaries, Impart, Inc., filed its own voluntary petition under Chapter 11 on May 21, 2008 and is likewise operating as a debtor-in-possession.  Both Chapter 11 cases are pending before the Hon. Robert E. Gerber and are being administered jointly under Case No. 08-10510.

In bankruptcy, the Company moved for authorization to sell substantially all of its assets comprising the Seattle operations to Novus Communication Technologies, Inc. ("Novus") for the sum of $390,000, free and clear of all liens, taxes and encumbrances (the "Asset Sale").  The Asset Sale is subject to higher and better offers and is scheduled to be heard by the Bankruptcy Court on June 19, 2008 at 10:30 a.m.

Pursuant to the involuntary petition and subsequent voluntary petition under Chapter 11, the Company and Enable Growth Partners, L.P., Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, ENA, Hudson Bay Fund, L.P., Hudson Overseas Fund, Ltd. (the “Participating Holders”) entered into a Restructuring Agreement, which should be reviewed in its entirety, a copy of which is attached as an exhibit to this Current Report.

The Restructuring Agreement provides that the Company and the Participating Holders will implement a financial restructuring (the “Restructuring”) of the Company that is consistent with the terms and conditions set forth in the term sheet (together with the Exhibits and Schedules attached thereto, the “Term Sheet”) attached to the Restructuring Agreement

In order to implement the Restructuring, the Company has agreed, on the terms and conditions set forth in the Restructuring Agreement and the Term Sheet, to use its best efforts to consummate the Restructuring through a pre-negotiated plan of reorganization (the “Reorganization Plan”) under the Bankruptcy Code, the requisite acceptances of which shall be solicited following commencement of cases (the “Chapter 11 Cases”) by the Company and the Subsidiary under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

The Term Sheet, which is annexed to the Restructuring Agreement, sets forth the principal terms with respect to the treatment of claims and equity interests under the Reorganization Plan and certain matters to be addressed or contained in the Reorganization Plan.

 The Restructuring Agreement further provides that the Participating Holders shall have made a senior secured loan in the amount of $25,000 to the Company prior to the bankruptcy filings.  This loan was made pursuant to  that certain  Secured Promissory Note and Security Agreement, date May 7, 2008.  The loan carries interests at 12 % per annum and matures on the earlier of August 15, 2008 or the effective date of a plan of reorganization.

After the commencement of the bankruptcy cases, the Company determined and agreed to sell substantially all of its non E&M Advertising Inc. assets to Novus Communications Technologies, Inc, or a higher or better bidder at an auction conducted pursuant to the Bankruptcy Code.

Subject to the conditions in the Restructuring Agreement, the Participating Holders have agreed to waive distributions on account of their pre-petition unsecured claims, in return for the right to convert their debts into equity of the reorganized debtor.  A bankruptcy plan may be filed which contemplates a merger or similar transaction which preserves the public entity nature of the Debtor for the benefit of the reorganized debtor, its creditors and the other parties to the transaction.  The plan may issue securities to the Participating Holders and third parties, and the plan proponents may seek relief under the exemptions set forth in Section 1145 of the Bankruptcy Code.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.001 per share, of which 24,085,417 shares are outstanding, and 25,000,000 shares of preferred stock, par value $.001 per share, of which 4,500,000 shares are designated as Series A convertible preferred stock, par value $.001 per share, of which 2,903,229 shares are outstanding, and which are convertible into 8,653,856 shares of common stock.  There are currently no plans to issue any of the remaining 75,914,583 shares of authorized common stock or 22,096,771shares of preferred stock in respect of claims and interests under the restructuring plan.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.                                           Description                                                                           Date Filed

10.34                                           Restructuring Agreement                                                                           Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPART MEDIA GROUP, INC.

Date: June 9, 2008	By:	/s/ Joseph Martinez
Joseph Martinez
Chief Executive Officer